Exhibit 34.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Cabela’s Incorporated, as successor by merger to World’s Foremost Bank

Lincoln, Nebraska

We have examined management’s assertion, included in the accompanying Report on Compliance with Servicing Criteria Pursuant to Item 1122 of Regulation AB under the Securities Exchange Act of 1934, that Cabela’s Incorporated, as successor by merger to World’s Foremost Bank (“Servicer”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Cabela’s Master Credit Card Trust and Cabela’s Credit Card Master Note Trust (the “Platform”) as of and for the year ended December 31, 2017, excluding criteria in Items 1122(d)(l)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), and 1122(d)(4)(x) -1122(d)(4)(xiii), which management has determined are not applicable to the activities performed by the Servicer with respect to the Platform, for which, due to the transfer of servicing responsibilities, no servicing criteria are applicable to the Servicer after the effective time of the servicing transfer on September 25, 2017. Management is responsible for the Servicer’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Servicer’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Servicer’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Servicer performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Servicer during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Servicer during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Servicer’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Servicer complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2017, for which, due to the transfer of servicing responsibilities, no servicing criteria are applicable to the Servicer after the effective time of the servicing transfer on September 25, 2017, for the Platform is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

January 12, 2018